Exhibit 99.1

Pzena Investment Management, Inc. Reports Results for the Second Quarter of 2009

  Revenues were $14.2 million for the second quarter of 2009
  Operating income was $6.3 million
  Diluted net income was $4.3 million
  Diluted earnings per share was $0.07

NEW YORK--(BUSINESS WIRE)--July 28, 2009--Pzena Investment Management, Inc. (NYSE:PZN) reported second quarter 2009 diluted net income of $4.3 million and diluted earnings per share of $0.07, compared with diluted net income of $8.1 million and diluted earnings per share of $0.13 for the second quarter of 2008. Diluted net income assumes that all operating company membership units are converted into company stock at the beginning of the reporting period and the resulting change to company income associated with its increased interest in the operating company is taxed at the company’s effective rate. Basic net income and earnings per share, representing the company’s existing interest in the operating company, were $0.8 million and $0.10, respectively, for the second quarter of 2009. For the second quarter of 2008, basic net income and earnings per share were $0.8 million and $0.13, respectively. The differences between 2009 basic and diluted earnings per share were attributable to $0.3 million in aggregate tax valuation allowance adjustments to the company’s deferred tax asset and its liability to its selling and converting shareholders that had a proportionately greater effect on basic net income. The company reported operating income of $6.3 million for the second quarter of 2009, compared with operating income of $17.0 million for the second quarter of 2008.

For the six months ended June 30, 2009, the company generated diluted net income of $6.9 million, or $0.11 per share, compared with diluted net income of $16.7 million, or $0.26 per share, for the six months ended June 30, 2008. Basic net income and earnings per share were $1.3 million and $0.17, respectively, for the six months ended June 30, 2009, and $1.6 million and $0.26, respectively, for the six months ended June 30, 2008. The company generated operating income of $11.5 million for the six months ended June 30, 2009, compared with operating income of $35.0 million for the six months ended June 30, 2008.

Assets Under Management (unaudited)
($ billions)
	Three Months Ended
	June 30,	March 31,	June 30,
	2009	2009	2008

Separately-Managed Accounts
Beginning of Period Assets	$5.3	$6.4	$12.5
Inflows	0.3	0.5	0.8
Outflows	(0.3)	(0.5)	(0.2)
Net Flows	0.0	0.0	0.6
Performance	1.5	(1.1)	(1.7)
End of Period Assets	$6.8	$5.3	$11.4

Sub-Advised Accounts
Beginning of Period Assets	$3.3	$4.3	$7.9
Inflows	0.3	0.3	1.4
Outflows	(0.7)	(0.7)	(1.3)
Net Flows	(0.4)	(0.4)	0.1
Performance	0.9	(0.6)	(0.9)
End of Period Assets	$3.8	$3.3	$7.1

Total
Beginning of Period Assets	$8.6	$10.7	$20.4
Inflows	0.6	0.8	2.2
Outflows	(1.0)	(1.2)	(1.5)
Net Flows	(0.4)	(0.4)	0.7
Performance	2.4	(1.7)	(2.6)
End of Period Assets	$10.6	$8.6	$18.5

At June 30, 2009, the company managed $10.6 billion in total assets, an increase of 23.3% from $8.6 billion at March 31, 2009, and a decrease of 42.7% from $18.5 billion at June 30, 2008. During the quarter ended June 30, 2009, assets under management increased due to $2.4 billion in market appreciation and inflows of $0.6 billion, partially offset by outflows of $1.0 billion.

At June 30, 2009, the company managed $6.8 billion in separate accounts and $3.8 billion in sub-advised funds. For the quarter ended June 30, 2009, assets in separately-managed accounts increased by $1.5 billion, or 28.3%, from $5.3 billion at March 31, 2009, due to $1.5 billion in market appreciation. During the same period, sub-advised assets increased by $0.5 billion, or 15.2%, from $3.3 billion, due to $0.9 billion in market appreciation and inflows of $0.3 billion, partially offset by outflows of $0.7 billion.

Financial Discussion

Revenue
($ millions)
	Three Months Ended
	June 30,	March 31,	June 30,
	2009	2009	2008
	(unaudited)	(unaudited)	(unaudited)

Separately-Managed Accounts	$10.2	$10.0	$20.6
Sub-Advised Accounts	4.0	3.7	7.7
Total	$14.2	$13.7	$28.3

		Six Months Ended
		June 30,	June 30,
		2009	2008
		(unaudited)	(unaudited)

Separately-Managed Accounts		$20.3	$42.2
Sub-Advised Accounts		7.6	16.1
Total		$27.9	$58.3

Revenues were $14.2 million for the second quarter of 2009, a decrease of 49.8% from $28.3 million for the second quarter of 2008, and an increase of 3.6% from $13.7 million for the first quarter of 2009. For the six months ended June 30, 2009, revenues were $27.9 million, a decrease of 52.1% from $58.3 million for the six months ended June 30, 2008.

Average assets under management for the second quarter of 2009 was $10.0 billion, a decrease of 51.0% from $20.4 billion for the second quarter of 2008, and an increase of 8.7% from $9.2 billion for the first quarter of 2009.

Weighted average fees increased to 56.8 basis points for the second quarter of 2009, from 55.5 basis points for the second quarter of 2008, and decreased from 59.4 basis points for the first quarter of 2009. The year-over-year increase was primarily due to a higher mix of assets in the company’s separately-managed international and global strategies, which generally carry higher fees than its domestic strategies. The sequential decrease was due in part to an increase in the average size of the company’s separately-managed accounts. The company's tiered fee schedules typically charge lower rates as account size increases.

Weighted average fees for separately-managed accounts increased to 65.5 basis points for the second quarter of 2009, from 64.9 basis points for the second quarter of 2008, and decreased from 71.5 basis points for the first quarter of 2009. The year-over-year increase in weighted average fees was primarily due to the higher mix of assets in the company’s international and global strategies. The sequential decline in weighted average fees arose in part as a result of higher average account balances, which are generally charged lower fee rates.

Weighted average fees of sub-advised accounts increased to 42.3 basis points for the second quarter of 2009, from 40.1 basis points for the second quarter of 2008, and from 40.6 basis points for the first quarter of 2009. The year-over-year and sequential increases in weighted average fees arose primarily due to the timing of asset flows in the company’s sub-advised accounts. Separately-managed accounts comprised 64.2% of total AUM as of June 30, 2009, increasing from 61.6% as of both June 30, 2008 and March 31, 2009.

Total operating expenses decreased by $3.3 million, or 29.2%, to $8.0 million in the second quarter of 2009, from $11.3 million in the second quarter of 2008. Operating expenses in the second quarter of 2009 decreased by $0.5 million, or 5.9%, from $8.5 million in the first quarter of 2009. Operating expenses for the six months ended June 30, 2009 decreased by $6.9 million, or 29.6%, compared to the six months ended June 30, 2008. The year-over-year decrease in operating expenses was primarily a result of firm-wide reductions in bonus-related and variable compensation costs, as well as decreases in professional services and data systems expenses. The sequential decline in operating expenses was primarily a result of decreased professional services costs and the charges associated with the first quarter 2009 stock-based compensation of the company's board of directors, which were not replicated in the second quarter.

As of June 30, 2009, employee headcount was 67, down from 74 at June 30, 2008, and flat with the first quarter of 2009. The year-over-year decrease was primarily a result of staff reductions in back office operations undertaken in the fourth quarter of 2008, as well as natural attrition throughout the year.

Operating income for the second quarter of 2009 was $6.3 million, compared to $17.0 million for the second quarter of 2008, and $5.2 million for the first quarter of 2009. Operating income for the six months ended June 30, 2009 was $11.5 million, compared to $35.0 million for the six months ended June 30, 2008.

Operating margin was 44.1% for the second quarter of 2009, compared with 60.0% for the second quarter of 2008, and 37.9% for the first quarter of 2009. For the six months ended June 30, 2009, operating margin was 41.1%, compared with 60.0% for the six months ended June 30, 2008.

Other income/expense was a positive $2.9 million for the second quarter of 2009, and consisted primarily of $3.7 million in income related to the positive performance of the company’s investments in its own products and $0.1 million in interest and dividend income. This income was partially offset by $0.4 million in interest expense and $0.6 million in other expense associated with an increase in the company’s liability to its selling and converting shareholders resulting from changes in the value of its related deferred tax asset. Other income/expense was a negative $3.8 million for the second quarter of 2008, and a negative $2.7 million for the first quarter of 2009. The year-over-year and sequential increases in second quarter 2009 other income/expense arose primarily as a result of the favorable performance of the company’s investments in its own products in 2009, as well as reduced interest expense. These increases were partially offset by the adjustments to the company’s liability to its selling and converting shareholders.

Other income/expense was a positive $0.2 million for the six months ended June 30, 2009, and consisted primarily of $1.9 million in income related to the positive performance of company’s investments in its own products, largely offset by $0.9 million in interest expense and $1.2 million in adjustments to the company’s liability to its selling and converting shareholders. For the six months ended June 30, 2008, other income/expense was a negative $7.9 million. The year-over-year increase was driven primarily by the favorable performance of the company’s investments in its own products in 2009, as well as reduced interest expense. These increases were partially offset by the adjustments to the company’s liability to its selling and converting shareholders.

The company recognized a $0.1 million income tax benefit for the second quarter of 2009, and recorded a $1.5 million provision for the second quarter of 2008 and a $0.3 million benefit for the first quarter of 2009. The 2009 income tax benefit was generated primarily by reductions in the valuation allowance to the company’s deferred tax asset associated with its tax receivable agreement. The company recorded a $0.9 million reduction to this valuation allowance in the second quarter of 2009 and a $0.8 million reduction in the first quarter of 2009.

The company recognized a $0.3 million income tax benefit for the six months ended June 30, 2009, and recorded a $3.0 million provision for the six months ended June 30, 2008. This change was driven by 2009 reductions in the valuation allowance to the company’s deferred tax asset associated with its tax receivable agreement.

Second Quarter 2009 Earnings Call Information

Pzena Investment Management, Inc. (NYSE:PZN) will hold a conference call to discuss its second quarter 2009 financial results and outlook at 10:00 am. ET, Wednesday, July 29, 2009. The call will be open to the public.

Webcast Instructions: To gain access to the webcast, which will be "listen-only," go to the Events page in the Investor Relations area of our website, www.pzena.com.

Teleconference Instructions: To gain access to the conference call via telephone, U.S./Canada callers should dial 877-820-5027; international callers should dial 706-679-9396. The conference ID number is 19308590.

Replay: The conference call will be available for replay through August 5, 2009, on the web using the information given above, or by telephone at 800-642-1687 for U.S./Canada callers and 706-645-9291 for international callers.

About Pzena

Pzena Investment Management, LLC, the firm’s operating company, is a value-oriented investment management firm. Founded in 1995, Pzena Investment Management has built a diverse, global client base. More firm and stock information is posted at www.pzena.com.

Forward-Looking Statements

This press release may contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current assumptions, expectations and projections about future events. Words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of the company’s management and involve a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by the forward-looking statements.

Among the factors that could cause actual results to differ from those expressed or implied by a forward-looking statement are those described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K, as filed with the SEC on March 13, 2009 and in the company’s Quarterly Reports on Form 10-Q as filed with the SEC. Other unknown or unpredictable factors also could have material adverse effects on the company's future results, performance, or achievements. In light of these risks, uncertainties, assumptions, and factors, actual results could differ materially from those expressed or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release.

The company is not under any obligation and does not intend to make publicly available any update or other revisions to any forward-looking statements to reflect circumstances existing after the date of this release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

PZENA INVESTMENT MANAGEMENT, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except share and per-share amounts)

	As of
	June 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Cash and Cash Equivalents	$25,892	$27,421
Due from Broker	703	41
Advisory Fees Receivable	10,612	13,606
Investments in Marketable Securities, at Fair Value	15,199	14,045
Receivable from Related Parties	127	191
Other Receivables	59	74
Prepaid Expenses and Other Assets	677	949
Deferred Tax Asset	4,678	3,444
Property and Equipment, Net of Accumulated Depreciation of $2,154 and $1,913, respectively	2,513	2,748
TOTAL ASSETS	$60,460	$62,519

LIABILITIES AND EQUITY
Liabilities:
Accounts Payable and Accrued Expenses	$7,474	$4,338
Due to Broker	31	47
Term Loan	10,000	22,000
Senior Subordinated Debt to Related Parties	16,000	16,000
Liability to Selling and Converting Shareholders	3,121	1,787
Other Liabilities	2,591	2,007
TOTAL LIABILITIES	39,217	46,179

Equity:
Preferred Stock (Par Value $0.01; 200,000,000 Shares Authorized; None Outstanding)	-	-
Class A Common Stock (Par Value $0.01; 750,000,000 Shares Authorized; 8,633,041 and 6,187,068 Shares Issued and Outstanding in 2009 and 2008, respectively)	86	61
Class B Common Stock (Par Value $0.000001; 750,000,000 Shares Authorized; 55,529,751 and 57,975,724 Shares Issued and Outstanding in 2009 and 2008, respectively)	-	-
Additional Paid-In Capital	9,813	9,749
Accumulated Deficit	(3,986)	(5,289)
Total Pzena Investment Management, Inc.'s Equity	5,913	4,521
Non-Controlling Interests	15,330	11,819
TOTAL EQUITY	21,243	16,340
TOTAL LIABILITIES AND EQUITY	$60,460	$62,519

PZENA INVESTMENT MANAGEMENT, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per-share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

REVENUE	$14,232	$28,305	27,904	58,317

EXPENSES
Compensation and Benefits Expense	5,983	8,662	12,023	17,613
General and Administrative Expenses	1,973	2,652	4,426	5,695
TOTAL OPERATING EXPENSES	7,956	11,314	16,449	23,308
Operating Income	6,276	16,991	11,455	35,009

OTHER INCOME/(EXPENSE)
Interest and Dividend Income	127	541	247	1,037
Interest Expense	(405)	(1,056)	(855)	(2,037)
Realized and Unrealized Gain/(Loss), Net on Marketable Securities	3,729	(3,300)	1,909	(6,880)
Other Income/(Expense)	(515)	26	(1,096)	12
Total Other Income/(Expense)	2,936	(3,789)	205	(7,868)
Income Before Income Taxes	9,212	13,202	11,660	27,141
Income Tax Provision/(Benefit)	(64)	1,456	(338)	2,998
Consolidated Net Income	9,276	11,746	11,998	24,143
Less: Net Income Attributable to Non-Controlling Interest	8,455	10,966	10,695	22,543
Net Income Attributable to Pzena Investment Management, Inc.	$821	$780	$1,303	$1,600

Earnings Per Share - Basic and Diluted Attributable to Pzena Investment Management, Inc. Common Stockholders:
Net Income for Basic Earnings per Share	$821	$780	$1,303	$1,600
Basic Earnings per Share	$0.10	$0.13	$0.17	$0.26
Basic Weighted Average Shares Outstanding	8,633,041	6,123,494	7,795,194	6,121,590

Net Income for Diluted Earnings per Share	$4,330	$8,124	$6,860	$16,722
Diluted Earnings per Share	$0.07	$0.13	$0.11	$0.26
Diluted Weighted Average Shares Outstanding	64,778,860	64,080,857	64,566,604	64,079,122

Assets Under Management by Strategy (unaudited)
($ billions)

	June 30,	March 31,	June 30,
	2009	2009	2008

Large Cap Value	$5.5	$4.4	$10.0
Value Service	1.7	1.4	3.8
Global Value	1.8	1.5	2.6
Small Cap Value	0.6	0.4	0.8
International Value	0.2	0.2	0.5
Mid Cap Value	0.2	0.2	0.3
Other Strategies	0.6	0.5	0.5
Total	$10.6	$8.6	$18.5

Supplemental Income Statement Data (unaudited)
($ thousands)
	For the Three Months
	Ended June 30,
	2009	2008

Income Before Taxes	$9,212	$13,202
Unincorporated Business Tax	(406)	(887)
Non-Controlling Interests of Consolidated Subsidiaries	(2,336)	1,769
Non-Controlling Interests of
Pzena Investment Management, LLC	(6,119)	(12,735)
Income Before Corporate Income Taxes	351	1,349
Provision for Corporate Income Taxes	470	(569)
Net Income Attributable to Pzena Investment Management, Inc.	$821	$780

	For the Six Months
	Ended June 30,
	2009	2008

Income Before Taxes	$11,660	$27,141
Unincorporated Business Tax	(744)	(1,825)
Non-Controlling Interests of Consolidated Subsidiaries	(1,010)	3,669
Non-Controlling Interests of
Pzena Investment Management, LLC	(9,685)	(26,212)
Income Before Corporate Income Taxes	221	2,773
Provision for Corporate Income Taxes	1,082	(1,173)
Net Income Attributable to Pzena Investment Management, Inc.	$1,303	$1,600

CONTACT:
Pzena Investment Management, Inc.
Lawrence Kohn, 212-355-1600
kohn@pzena.com